UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A filing consists of the following communication relating to the proposed acquisition of CA, Inc. (“CA”) by Broadcom Inc. (“Broadcom”), a Delaware corporation, and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Broadcom (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated July 11, 2018, by and among CA, Broadcom and Merger Sub:

Press Release, first used or made available on August 8, 2018

Mike Gregoire Elected as Chairman of CA Technologies Board of Directors

NEW YORK, August 8, 2018 – CA Technologies (NASDAQ: CA) today announced that CEO Mike Gregoire has been elected as chairman of its board of directors. Former chairman Art Weinbach retired from the board of directors earlier today, at the CA Technologies 2018 annual meeting of stockholders. Additionally, the CA board of directors designated Rohit Kapoor to serve as the lead independent director of the board of directors.

“Over the past five years, Mike’s deep commitment to delivering stockholder value has been an invaluable asset to our board and to our business,” said Art Weinbach, former chairman, CA Technologies. “I am extremely pleased that Mike has been chosen to lead our board.”

Gregoire joined CA Technologies in 2013. Under his direction, CA accelerated its software leadership, with innovative offerings, a renewed brand and strengthened market presence. He has invested in developing, retaining, and hiring talent; and has built a winning team focused on the success of CA customers in today’s rapidly changing technological landscape.

As previously announced, on July 11, 2018, CA Technologies entered into a definitive agreement to be acquired by Broadcom Inc. Subject to customary closing conditions, the transaction is expected to close in the fourth calendar quarter of 2018.

About CA Technologies

CA Technologies (NASDAQ:CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate – across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving CA, Inc. and Broadcom Inc. In connection with the proposed transaction, CA intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, CA will mail the definitive proxy statement and a proxy card to each stockholder of CA entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that CA may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF CA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT CA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CA AND THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by CA with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at CA’s website (http://www.ca.com) or by contacting CA’s Investor Relations at traci.tsuchiguchi@ca.com.

Participants in the Solicitation

CA and its directors and executive officers may be deemed to be participants in the solicitation of proxies from CA’s stockholders with respect to the proposed transaction with Broadcom. Information about CA’s directors and executive officers and their ownership of CA’s common stock is set forth in CA’s proxy statement on Schedule 14A filed with the SEC on June 29, 2018, and CA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, which was filed with the SEC on May 9, 2018. Additional information regarding the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with SEC in connection with the proposed transaction.